Exhibit 99.1

FOR IMMEDIATE RELEASE

Toys“R”Us, Inc.
Kathleen Waugh 973-617-5888
Kathleen.Waugh@toysrus.com

TOYS“R”US, INC. ANNOUNCES GERALD L. STORCH TO TRANSITION FROM ROLE AS CHIEF EXECUTIVE OFFICER; WILL REMAIN CHAIRMAN OF THE BOARD

WAYNE, NJ (February 13, 2013) – Toys“R”Us, Inc. today announced that Gerald L. Storch will transition from his role as Chief Executive Officer of the company, while remaining in his capacity as Chairman of the Board. The company will begin a search for a successor Chief Executive Officer, and Mr. Storch will continue in his position as CEO during the transition period.

Mr. Storch, 56, joined the company in February 2006 following its acquisition by an investment group consisting of affiliates of Bain Capital Partners LLC, Kohlberg Kravis Roberts & Co. (NYSE: KKR), and Vornado Realty Trust (NYSE: VNO). As Chairman of the Board, Mr. Storch will continue to provide strategic guidance and play a key role in its growth initiatives.

The Toys“R”Us, Inc. Board of Directors said, “Jerry has done an exceptional job in rebuilding the company, while successfully leading it through an extremely difficult global economic environment. We are grateful for his leadership over the past seven years and for the strong foundation he has built for the future. Jerry has delivered some of the best financial results in the more than 60-year history of the company, including multiple years of achieving $1 billion or more in adjusted EBITDA. He has been tireless in his efforts to develop best-in-class e-commerce and omnichannel capabilities and in significantly expanding the development of proprietary and differentiated products. Under Jerry’s leadership, we rolled out the integrated store strategy around the world and made a number of strategic acquisitions. Most recently, in acquiring the majority stake in the company’s business in Southeast Asia and Greater China, he has provided the company with a long runway for growth abroad. We thank Jerry for his strategic repositioning of the business.”

“I am incredibly proud of what we have accomplished together over the past seven years,” said Mr. Storch. “The Toys“R”Us brand is stronger than ever due to the hard work and dedication of our talented team around the world. Looking to the future, we will always ‘Play to Win’.’’

About Toys“R”Us, Inc.

Toys“R”Us, Inc. is the world’s leading dedicated toy and juvenile products retailer, offering a differentiated shopping experience through its family of brands. Merchandise is sold in 872 Toys“R”Us and Babies“R”Us stores in the United States and Puerto Rico, and in more than 645 international stores and over 150 licensed stores in 35 countries and jurisdictions. In addition, it exclusively operates the legendary FAO Schwarz brand and sells extraordinary toys in the brand’s flagship store on Fifth Avenue in New York City. With its strong portfolio of e-commerce sites including Toysrus.com, Babiesrus.com, eToys.com and FAO.com, it provides shoppers with a broad online selection of distinctive toy and baby products. Headquartered in Wayne, NJ, Toys“R”Us, Inc. employs approximately 70,000 associates annually worldwide. The company is committed to serving its communities as a caring and reputable neighbor through programs dedicated to keeping kids safe and helping them in times of need. Additional information about Toys“R”Us, Inc. can be found on Toysrusinc.com. Follow Toys“R”Us, Babies“R”Us and FAO Schwarz on Facebook at Facebook.com/Toysrus, Facebook.com/Babiesrus and Facebook.com/FAO and on Twitter at Twitter.com/Toysrus and Twitter.com/Babiesrus.